Exhibit 99.1

Contact: Pam Scott

Red Lion Hotels Corporation

509-777-6393 (d)

509-570-4610 (c)

Pam.Scott@redlion.com

www.RedLion.com

Red Lion Hotels Acquires

10 Previously Leased Hotels

Spokane, WA, November 3, 2011 – Red Lion Hotels Corporation (NYSE: RLH) announced today that as part of a global agreement among Red Lion, iStar Financial Inc. and Hilton Hotels, Red Lion paid $37 million to purchase 10 hotels formerly leased from a subsidiary of iStar. The purchase price was funded with cash proceeds received from the sale of the Red Lion Hotel on Fifth Avenue, $32 million of which was paid through a tax deferred exchange. The transaction will reduce the company’s annual lease obligations by approximately $4.3 million per year. In conjunction with the transaction, the company also assigned its sub-lease with Hilton Hotels to an affiliate of iStar Financial.

“Eliminating our master lease with iStar Financial has been a critical initiative of our ongoing balance sheet restructuring and we are pleased to have negotiated a favorable buyout,” said Jon E. Eliassen, President and Chief Executive Officer of Red Lion Hotels Corporation. “In addition to the annual lease savings, it allowed us to put to use, on a tax-deferred basis, a significant portion of our cash proceeds from the sale of the Red Lion Hotel on Fifth Avenue. We now have complete flexibility to either sell or invest in these hotels, which we believe will be key to building long term value for our shareholders.”

The hotels purchased in the iStar transaction include: Red Lion Hotel Boise Downtowner, Red Lion Inn Missoula, Red Lion Inn Bend; Red Lion Hotel Coos Bay, Red Lion Hotel Eugene, Red Lion Hotel Medford, Red Lion Hotel Pendleton, Red Lion Hotel Kelso/Longview, Red Lion Hotel Wenatchee and Red Lion Hotel Sacramento at Arden Village.

Excluded from the transaction was the Red Lion Hotel Vancouver at the Quay in Washington, which the company will continue to lease from iStar Financial Inc.

About Red Lion Hotels Corporation:

Red Lion Hotels Corporation is a hospitality and leisure Company primarily engaged in the ownership, operation and franchising of midscale hotels under its Red Lion® brand. As of September 30, 2011, the RLH hotel network was comprised of 44 hotels located in eight states and one Canadian province, with 8,457 rooms and 424,387 square feet of meeting space. The Company also owns and operates an entertainment and event ticket distribution business. For more information, please visit the Company’s website at www.redlion.com.